SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”); the State of Illinois acting through the Office of the Illinois Attorney General (collectively the “State of Illinois”); Cleveland A. Tyson (“Relator”); Amerigroup Corporation; and Amerigroup Illinois, Inc. (together with Amerigroup Corporation, “Amerigroup,” and together with the United States, the State of Illinois, Relator, and Amerigroup Corporation, the “Parties”), through their authorized representatives.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. Amerigroup Illinois, Inc. had a contract with the State of Illinois to provide managed care benefits to Medicaid participants. Amerigroup Illinois, Inc. was a wholly owned subsidiary of Amerigroup Corporation.

B. Relator is an individual resident of Illinois. On August 26, 2002, Relator filed a qui tam action in the United States District Court for the Northern District of Illinois captioned United States ex rel. Tyson v. Amerigroup Illinois, Inc., docket no. 02-C-6074 (the “Civil Action”). Relator was the former Associate Vice President of Government Relations at Amerigroup Illinois, Inc. The State of Illinois intervened in the Civil Action on March 2, 2005. The United States intervened in the Civil Action on October 17, 2005.

C. The United States and the State of Illinois contend that Amerigroup submitted or caused to be submitted claims for payment to the Medicaid Program (“Medicaid”), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v.

D. In November 2006, following a trial, a jury returned a verdict finding that Amerigroup had violated the False Claims Act (“FCA”), 31 U.S.C. §§ 3729-3733, and the Illinois Whistleblower Reward and Protection Act (“IWRPA”), 740 ILCS 175/3, and that the United States and State of Illinois had sustained $48 million in damages. The district court trebled the $48 million damages to $144 million. The jury also found that Amerigroup had submitted 18,130 false claims to the government and imposed a per-penalty fine under the FCA and IWRPA for each of the 18,130 claims, resulting in $190,365,000 in civil penalties.

E. The United States and the State of Illinois contend that they have certain civil claims, as specified in Paragraph 2, below, against Amerigroup for engaging in the following conduct during the period from 1/1/1998 to 7/31/2006: Discriminating on the basis of health status in its enrollment and disenrollment practices in Illinois (the “Covered Conduct”).

F. The United States and the State of Illinois contend also that they have certain administrative claims against Amerigroup for engaging in the Covered Conduct.

G. This Agreement is neither an admission of liability by Amerigroup nor a concession by the United States or the State of Illinois that their claims are not well founded.

H. To avoid the delay, uncertainty, inconvenience, and expense of further litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. The Parties agree to file a joint motion in the United States District Court for the Northern District of Illinois to release the Irrevocable Standby Letter of Credit Number SM224924W (the “Letter of Credit”) to the United States and the State of Illinois.

a. The United States and the State of Illinois shall demand payment of $225,000,000 (the “Settlement Amount”) on the Letter of Credit to an account specified by the United States Attorney’s Office for the Northern District of Illinois and shall direct Wachovia Bank, National Association to return the balance of the Letter of Credit to Amerigroup Corporation. Amerigroup agrees to fully cooperate with the United States and the State of Illinois in securing payment on the Letter of Credit. The United States, the State of Illinois, and Relator agree to seek an order from the United States District Court for the Northern District of Illinois for distribution of the Settlement Amount.

b. Contingent upon the United States receiving the Settlement Amount and as soon as feasible after receipt, the United States agrees to pay Relator a 25% share of the amount it receives from the settlement.

c. Contingent upon the State of Illinois receiving its portion of the Settlement Amount and as soon as feasible after receipt, the State of Illinois agrees to pay Relator a 25% share of the amount it receives from the settlement.

d. The total combined amount Relator will be paid by the United States and the State of Illinois is $56,250,000.

e. Within 14 days of the execution of this Settlement Agreement, Amerigroup shall wire the sum of $795,000.00 to Relator’s counsel in accordance with wiring instructions provided by Relator’s counsel in satisfaction of Relator’s claim for attorney’s fees incurred by Relator on appeal. Within 14 days of the execution of this Settlement Agreement, Amerigroup also will wire the sum of $8,409,614.21 to the Relator’s counsel in satisfaction of the Relator’s claim for attorney’s fees incurred by Relator during trial. After receipt of these payments, Relator will fully cooperate in Amerigroup’s efforts to have the surety bond posted with the district court for attorney’s fees incurred during trial (D.E. 935) returned to Amerigroup.

2. Subject to the exceptions in Paragraph 6 (concerning excluded claims), below, in consideration of the obligations of Amerigroup in this Agreement, conditioned upon the United States’ and the State of Illinois’ successful demand for payment on the Letter of Credit, and subject to Paragraph 16, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments, including OIG-HHS) agrees to release Amerigroup and its current and former subsidiaries, parents, directors, officers, employees, agents, attorneys, predecessors, successors, and assigns from any and all civil or administrative monetary claims the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; and any other statutory provision creating causes of action for civil damages or penalties for which the Civil Division, United States Department of Justice, has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, § 0.45(d); and the common law theories of payment by mistake, unjust enrichment, fraud, breach of contract, and any other common law theories for which the Civil Division, United States Department of Justice, has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, § 0.45(d).

3. In consideration of the obligations of Amerigroup in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Amerigroup, conditioned upon the United States’ and the State of Illinois’ successful demand for payment on the Letter of Credit, and subject to Paragraph 16, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and/or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Amerigroup and its current and former subsidiaries, parents, predecessors, successors, and assigns under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 6, below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Amerigroup from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below.

4. Subject to the exceptions in Paragraph 6 (concerning excluded claims), below, in consideration of the obligations of Amerigroup in this Agreement, conditioned upon the United States’ and the State of Illinois’ successful demand for payment on the Letter of Credit, and subject to Paragraph 16, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the State of Illinois (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Amerigroup and its current and former subsidiaries, parents, directors, officers, employees, agents, attorneys, predecessors, successors, and assigns from any and all civil or administrative monetary claims the State of Illinois has or may have for the Covered Conduct, including but not limited to claims arising under the IWRPA or any other statute creating causes of action for damages or penalties for the submission of false claims; the Civil Remedies Section of the Public Aid Act, 89 Ill. Adm. Code 140.16, 305 ILCS 5/8A-7 and 305 ILCS 5/12-4.25(A); or the common law, including but not limited to theories of payment by mistake, unjust enrichment, fraud, fraudulent inducement, and breach of contract.

5. In consideration of the obligations of Amerigroup in this Agreement, conditioned upon the United States’ and the State of Illinois’ successful demand for payment on the Letter of Credit, conditioned upon the Relator’s successful demand for payment of its attorney’s fees as described in Paragraph 1(f), above, and subject to Paragraph 16, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release Amerigroup and its current and former subsidiaries, parents, shareholders, directors, officers, employees, agents, attorneys, predecessors, successors, and assigns from any and all causes of action, whether known or unknown, of any kind or character, for damages, statutory penalties, equitable relief or otherwise, that the Relator or his heirs, successors, attorneys, agents, or assigns have or may have.

In connection with the foregoing, Relator acknowledges that he is familiar with and hereby waives and relinquishes any and all rights and benefits he may have under the laws of any state, similar to and including Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Amerigroup and Relator) are the following:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code), and any civil, criminal, or administrative claims arising under Chapter 35 Illinois Compiled Statutes or any regulations promulgated under the authority of any statute contained therein;

b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) or the State of Illinois (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability based upon such obligations as are created by this Agreement; or

f. Any liability of Amerigroup’s current or former officers, directors, employees, and agents to the United States (or its agencies) or the State of Illinois (or its agencies) for conduct other than Covered Conduct.

7. Relator and his heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator’s share, Relator, for himself individually, and for his heirs, successors, agents and assigns, fully and finally releases, waives, and forever discharges the United States and Illinois, their officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or claims the State of Illinois has or may have against the Relator arising under Chapter 35 Illinois Compiled Statutes, or any claims arising under this Agreement.

8. Except as provided in Paragraph 1(f), Relator, for himself, and for his heirs, successors, attorneys, agents, and assigns, agrees to release Amerigroup, its current and former subsidiaries, parents, shareholders, officers, directors, employees, attorneys, agents, predecessors, successors, and assigns from any liability to Relator or his heirs, successors, attorneys, agents, or assigns arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorney’s fees and costs.

9. Amerigroup waives and shall not assert any defenses Amerigroup may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the United States Constitution, or any comparable provision in Article 1, Section 10 of the Illinois Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the United States Constitution, or any comparable provision in Article 1, Section 11 of the Illinois Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States or the States of Illinois concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code and/or Chapter 35 of the Illinois Compiled Statutes.

10. Amerigroup fully and finally releases the United States and the State of Illinois, their agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Amerigroup has asserted, could have asserted, or may assert in the future against the United States and the State of Illinois, their agencies, employees, servants, and agents, for the Covered Conduct and the United States’ and the State of Illinois’ investigation and prosecution thereof.

11. Amerigroup agrees to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Amerigroup, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

(1) the matters covered by this Agreement;

(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3) Amerigroup’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4) the negotiation and performance of this Agreement;

(5) the payment Amerigroup makes to the United States pursuant to this Agreement and any payments that Amerigroup may make to Relator, including costs and attorneys fees; and

(6) the negotiation of, and obligations undertaken pursuant to the CIA to:

(i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii) prepare and submit reports to the OIG-HHS.

However, nothing in this paragraph 11.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Amerigroup. (All costs described or set forth in this Paragraph 11.a. are hereafter “Unallowable Costs.”)

b. Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined and accounted for by Amerigroup, and Amerigroup shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Amerigroup or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Amerigroup further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Amerigroup or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Amerigroup agrees that the United States, at a minimum, shall be entitled to recoup from Amerigroup any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Amerigroup or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Amerigroup or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Amerigroup’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

12. Amerigroup and its current and former subsidiaries, parents, predecessors, successors, assigns, and (to extent permitted by law) directors, officers, employees, agents, and attorneys, fully and finally releases the Relator, his heirs, successors, attorneys, agents, and assigns from any and all causes of action that Amerigroup has or may have, whether known or unknown, of any kind or character, for damages, statutory penalties, equitable relief or otherwise.

In connection with the foregoing, Amerigroup acknowledges that it is familiar with and hereby waives and relinquishes any and all rights and benefits it may have under the laws of any state, similar to and including Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

13. Except as expressly provided to the contrary in this Agreement, this Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 2–6, above, or Paragraphs 26–27, below.

14. Amerigroup agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

15. Amerigroup warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States and the State of Illinois of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Amerigroup, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Amerigroup was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

16. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Amerigroup commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Amerigroup’s debts, or seeking to adjudicate Amerigroup as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Amerigroup or for all or any substantial part of Amerigroup’s assets, Amerigroup agrees as follows:

a. Amerigroup’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Amerigroup shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Amerigroup’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Amerigroup was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States or the State of Illinois; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Amerigroup.

b. If Amerigroup’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States or the State of Illinois or the Relator, at their sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Amerigroup for the claims that would otherwise be covered by the releases provided in Paragraphs 2–6, above. Amerigroup agrees that (i) any such claims, actions, or proceedings brought by the United States or the State of Illinois or the Relator (including any proceedings to exclude Amerigroup from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and Amerigroup shall not argue or otherwise contend that the United States’ or the State of Illinois’ or the Relator’s claims, actions, or proceedings are subject to an automatic stay; (ii) Amerigroup shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States or the State of Illinois or the Relator within 90 calendar days of written notification to Amerigroup that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the Effective Date; and (iii) the United States and the State of Illinois and the Relator together have a valid claim against Amerigroup in the amount of $334,365,000, plus interest, and the United States and the State of Illinois and the Relator may pursue their claims in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c. Amerigroup acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

17. Upon receipt of the payments described in Paragraph 1, above, the United States, the State of Illinois, Relator, and Amerigroup shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms of the Agreement, and Amerigroup shall take the necessary steps to have its appeal dismissed.

18. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

19. Amerigroup represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

20. Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

21. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Northern District of Illinois, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

22. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

23. This Agreement constitutes the complete agreement among the Parties. This Agreement may not be amended except by written consent of the Parties.

24. The individuals signing this Agreement on behalf of Amerigroup represent and warrant that they are authorized by Amerigroup to execute this Agreement. The individual(s) signing this Agreement on behalf of Relator represent and warrant that they are authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement. The State of Illinois signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

25. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

26. This Agreement is binding on Amerigroup’s successors, transferees, heirs, and assigns.

27. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

28. All Parties consent to the disclosure of this Agreement, and information about this Agreement, to the public.

29. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED:	PATRICK J. FITZGERALD United States Attorney
By:
SAMUEL B. COLE Assistant United States Attorney 219 South Dearborn Street Chicago, IL 60604 (312) 353-4258

THE UNITED STATES OF AMERICA

DATED:________	By:	—
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of
Health and Human Services

THE STATE OF ILLINOIS

Dates: __________________	By:	—
PAUL GAYNOR
Assistant Attorney General
Office of the Attorney General
100 West Randolph Street
12th Floor
Chicago, Illinois 60601

AMERIGROUP CORPORATION AND AMERIGROUP ILLINOIS, INC.

DATED:	BY:

STANLEY F. BALDWIN Executive Vice President, General Counsel,

and Secretary of Amerigroup Corporation, on Behalf of Amerigroup Corporation and

Amerigroup Illinois, Inc.

CLEVELAND A. TYSON

DATED:	BY:

CLEVELAND A. TYSON
DATED:	BY:

Counsel for Cleveland A. Tyson